Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-105946, No. 333-117973, No. 333-139736, and No. 333-145030) and Form S-3 (No. 333-157196) of First Security Group, Inc. of our reports, dated April 15, 2011, with respect to our audits of the consolidated financial statements of First Security Group, Inc. and subsidiary included in and incorporated by reference in the Annual Report on Form 10-K of First Security Group, Inc. for the year ended December 31, 2010.

Our report dated April 15, 2011 on the consolidated financial statements included an explanatory paragraph relating to the existence of substantial doubt about the Company’s ability to continue as a going concern.

/s/ Joseph Decosimo and Company, PLLC

Chattanooga, Tennessee

March 30, 2012